UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.    )
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Gibraltar Industries, Inc.
(Name of Registrant as Specified In Its Charter)
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GIBRALTAR INDUSTRIES, INC.
3556 Lake Shore Road
PO Box 2028
Buffalo, New York 14219-0228

SUPPLEMENT TO THE PROXY STATEMENT
For the Annual Meeting of Stockholders
To be Held on May 4, 2018

The following information relates to the proxy statement (the "Proxy Statement") of Gibraltar Industries, Inc. (the "Company"), dated March 27, 2018, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for the 2018 Annual Meeting of Stockholders and any adjournment or postponement thereof (the "Annual Meeting"), to be held at the Gateway Building, 3556 Lake Shore Road, Buffalo, NY 14219, on Friday, May 4, 2018, at 11:00 a.m. Eastern Time. All capitalized terms used in this supplement to the Proxy Statement (the "Supplement") and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION
WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning Proposal 3
As disclosed in the Proxy Statement, the Company is seeking stockholder approval at the Annual Meeting to approve the Gibraltar Industries, Inc. 2018 Equity Incentive Plan (the "2018 Equity Incentive Plan") which provides for the issuance of up to 1,000,000 shares of Common Stock as described in Proposal 3.

Eligible Participants
The individuals that are eligible to receive awards under the 2018 Equity Incentive Plan are officers and other employees of the Company and its subsidiaries, non-employee Directors of the Company and other independent advisors of the Company.

As of April 12, 2018, we expect that 4 officers and approximately 100 employees of the Company and its subsidiaries will be eligible to receive awards under the 2018 Equity Incentive Plan. We do not currently expect to issue awards to non-employee directors or other independent advisors of the Company.

The basis for participation in the 2018 Equity Incentive Plan is the Committee's decision, in its sole discretion, that an award to an eligible participant will further the 2018 Equity Incentive Plan's purposes. In exercising its discretion, the Committee will consider the recommendations of management and the purpose of the 2018 Equity Incentive Plan, which is to provide stock-based compensation to employees and non-employee directors to promote close alignment among the interest of employees, directors and stockholders. Under the 2018 Equity Incentive Plan, awards are structured to vest either solely over time or, in the case of performance-based awards, over time but only upon achievement of one or more performance criteria, provided herein. We believe the awards align employees interests with that of stockholders and will promote continuity in management and the employee base.

Non-Qualified Options
There are currently no federal income tax consequences to either the participant or the Company upon the grant of a non-qualified option. Upon the exercise of a non-qualified option, the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of each share on the date of exercise over the option price, and the Company generally will be entitled to a federal income tax deduction in the same amount. Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by the transfer of shares of previously owned Gibraltar Industries, Inc. Common Stock.

Any vote previously entered, either by mailing a proxy card, over the internet or by telephone, "FOR" or "AGAINST" the 2018 Equity Incentive Plan will be counted as a vote "FOR" or "AGAINST" the 2018 Equity Incentive Plan. If you have already returned your proxy card or voted your proxy over the internet or by telephone, and would like to change your vote on any matter, you may revoke your proxy by (1) entering a new vote by mail, over the internet or by telephone before the Annual Meeting, or (2) attending the Annual Meeting and voting in person. If you hold your shares through a broker, bank, or other nominee, you must contact them in order to find out how to change your vote.

THE BOARD OF DIRECTORS UNAMIOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE GIBRALTAR INDUSTRIES, INC. 2018 EQUITY INCENTIVE PLAN.

This Supplement is first being released to stockholders on or about April 12, 2018 and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.